Exhibit 4.136

Equity Pledge Contract

This Equity Pledge Contract (hereinafter referred to as the “Contract”) is concluded and signed on July 11, 2018 in Beijing, China by and among:

Pledgor A: Lin Yang

Address: 9/F, Tower C, International Enterprise Building, 35 Finance Street, Xicheng District, Beijing

ID No. : 371100197603010016

Pledgor B: Ying Zhu

Address: 17/F, Building A, Fuzhuo Tower, 28 Xuanwumenwai Street, Xicheng District, Beijing

ID No. : 420103198502153728

Pledgee: Fortune Software (Beijing) Co., Ltd.

Registered address: Suite 07, 7/F, Building 2, 26, 28 and 30 Xuanwumenwai Street, Xicheng District, Beijing

Unless otherwise specified, the Pledgor A and Pledgor B are hereinafter collectively referred to as the “Pledgors”.

Whereas:

1.The Pledgor A, Lin Yang, and Pledgor B, Ying Zhu, are citizens of the People’s Republic of China (hereinafter referred to as “China”) and own respectively 70% and 30% of the Equities in Shenzhen Newrand Securities Advisory and Investment Co., Ltd. (hereinafter referred to as the “Target Company”), a company incorporated in China;

2.	The Pledgee is a limited company incorporated in China and engages in investment management and other businesses with the permission of competent government departments of China. The Pledgee and the Target Company whose Equities are held by the Pledgors have signed a sets of agreements (hereinafter referred to as the “Service Agreements”);

3.In order to guarantee the normal collection of all fees (hereinafter collectively referred to as the “Service Fees”) under the Service Agreements by the Pledgee from the Target Company whose Equities are held by the Pledgors, the Pledgors put up all Equities owned by them in the Target Company as the pledge guarantee for all debts owed by the Target Company to the Pledgee under the Service Agreements.

In order to perform the provisions of the Service Agreements, the Pledgors and the Pledgee agree through consultation to sign this Contract according to the following provisions.

1. Definitions

Unless otherwise provided for in this Contract, the following terms shall have the meaning as set forth below:

1.1 Right of Pledge: means all contents set forth in Article 2 hereof.

1.2 Equities: mean the equities lawfully held by the Pledgors in the Target Company .

1.3 Collateral: means the equities pledged by the Pledgors to the Pledgee under this Contract and the dividends generated by such Equities.

1.4 Guaranteed Debt: means any and all debt of the Target Company to the Pledgee under the Service Agreements, including the service fees, interests, penalties, liquidated damages and expenses on the realization of creditor’s rights payable by the Target Company to the Pledgee, losses suffered by the Pledgee due to any breach on the part of the Target Company, and any other payables.

1.5 Term of Pledge: means the period specified in Article 4.1 hereof.

1.6 Service Agreements: means the set of agreements signed by and between the Pledgee and the Target Company whose Equities are held by the Pledgors, including but not limited to the strategic consulting agreement, operation agreement and technical support service agreement.

1.7 Event of Default: means any circumstance set forth in Article 8 hereof.

1.8 Notice of Default: means the notice given by the Pledgee hereunder, announcing the occurrence of the Event of Default.

2. Right of Pledge

2.1 The Pledgors shall pledge all Equities owned by it in the Target Company to the Pledgee as the guarantee for the performance of the Guaranteed Debt by the Target Company. The Right of Pledge means the right enjoyed by the Pledgee to get paid in priority with the money converted from the Equities pledged by the Pledgors to the Pledgee or with the payment obtained from the auction or sale of such Equities. The effect of the Right of Pledge shall expand to the dividends generated by the Equities during the term hereof.

3. Scope of the pledge guarantee

3.1 The pledge guarantee hereunder shall include Guaranteed Debts, which include the service fees, interests, penalties, liquidated damages and expenses on the realization of creditor’s rights payable by the Target Company to the Pledgee, losses suffered by the Pledgee due to any breach on the part of the Target Company, and any other payables.

4. Term and registration of pledge

4.1 The Pledge Contract shall become effective from the date on which the pledge of the Collateral is recorded in the register of shareholders of the Target Company, and the Term of Pledge shall be the same as the term of the Strategic Consulting Service Agreements (for clarification, if the term of the Strategic Consulting Service Agreements is extended, the Term of Pledge shall be extended correspondingly). The Pledgors shall be obligated to cause, within three (3) days upon the date of this Contract, the Target Company to record the pledge of the Collateral hereunder in the register of shareholders of the Target Company.

4.2 In case of any change in the recorded particulars which is required, by laws, to be recorded accordingly, the Pledgors and the Pledgee shall record corresponding change within fifteen (15) days from the date of the change in recorded particulars.

5. Possession and Management of Certificates

The Pledgors shall, within seven (7) days from the date of this Contract, deliver its equity contribution certificate and register of shareholders of the Target Company to the Pledgee for safekeeping.

6. Representations and Warranties of the Pledgors

6.1 The Pledgors are lawfully registered shareholders of the Target Company and have paid to the Target Company their contribution in full in the proportion of their shares in the registered capital of the Target Company pursuant to the requirements of laws of China; the Pledgors have not sold or offered to sell their

Equities in the Target Company to any other parties.

6.2 The Pledgors fully understand the provisions of the Service Agreements, executes and performs this Contract of his/her own free will, and genuinely expresses all his/her intentions. Their authorized representative (if any) has been lawfully authorized to sign the Service Agreements.

6.3 All documents, materials, statements, certificates, etc. provided by the Pledgors to the Pledgee are accurate, true, complete and valid.

6.4 The exercise, at any time, by the Pledgee of the Pledgee’s right to the Right of Pledge obtained hereunder shall be free of the interference from any other parties.

6.5 The Pledgee shall have the right to dispose of and transfer the Right of Pledge in such manners as stipulated herein.

6.6 The Pledgors have not created any other mortgage, right of pledge, security interest or encumbrances of other forms on the Equities, save and except the pledge to the Pledgee.

7. Undertakings of the Pledgors

For the benefit of the Pledgee, the Pledgors undertake to the Pledgee that during the term of this Contract:

7.1.1 without the prior written consent of the Pledgee, the Pledgors may not transfer the Equities, nor establish or permit the existence of any pledge that may affect the rights and interests of the Pledgee, nor cause the shareholders’ meeting of the Target Company to adopt any resolution on selling/transferring/pledging or otherwise disposing of the lawful beneficial interest of any equity of such company or on permission of any other security interest thereon, save and except for the transfer under the Right of First Refusal and Cooperation Agreement signed by and among the Pledgors, the Pledgee and the Target Company on July 11, 2018 of the Equities to the Pledgee or any institution or person designated by it, or the transfer between the Pledgors, provided that such transfer shall not affect the effect of the pledge (in which case the transferor shall give a prior notice to the Pledgee);

7.1.2 he/she will abide by and implement all provisions of laws and regulations concerning pledge of rights and, within five (5) days after receiving the notice, instruction or suggestion given or made by competent authority with respect to the Right of Pledge, produce the aforesaid notice, instruction or suggestion to the Pledgee, and shall also abide by the aforesaid notice, instruction or suggestion, or raise any objection or make any representations as reasonably required by the Pledgee or upon the consent of the Pledgee.

7.1.3 he/she will notify the Pledgee, in a timely manner, of any event or notice that may cause influence on the right of the Pledgors to the Collateral or any part thereof, and of any change made by the Pledgors of any warranty and obligation set herein, or any event or notice that may bring about any influences.

7.2 The Pledgors agree that the exercise by the Pledgee of its Right of Pledge pursuant to the provisions hereof shall not be interrupted or prevented through any legal proceedings, by the Pledgors, the successor of the Pledgors or any person entrusted by the Pledgors or any other person.

7.3 The Pledgors guarantee to the Pledgee that, in order to protect or perfect the guarantee for the payment of Guaranteed Debts herein, the Pledgors execute, in good faith, and causes the other parties having a stake in the Right of Pledge, to execute all title deeds and covenants required by the Pledgee, and/or performs and causes the other interested parties to perform the acts required by the Pledgee, provides proper convenience in the exercises of the rights and authorizations vested by this Contract in the Pledgee, signs all related documents on change of share certificate with the Pledgee or the person (natural/legal person) designated by it, and provides to the Pledgee within a reasonable period all notices, orders and decisions related to the Right of Pledge as deemed necessary by the Pledgee. The Pledgors guarantee to the Pledgee that, for the benefit of the Pledgee, he/she will abide by and perform all warranties, undertakings, agreements, representations and conditions. In the event that the Pledgors fail to perform or fully perform its warranties, undertakings, agreements, representations and conditions, he/she shall compensate for all losses sustained by the Pledgee.

8. Event of Default

8.1 The following shall be deemed as an Event of Default:

8.1.1 The Target Company fails to pay any Guaranteed Debt on schedule in full;

8.1.2 Any representation or warranty made by the Pledgors in Article 6 hereof is materially misleading or false, and/or the Pledgors breach any warranty set forth in Article 6 hereof;

8.1.3 The Pledgors breach the undertakings set forth in Article 7 hereof;

8.1.4 The Pledgors breach any provision hereof;

8.1.5 The Pledgors give up the Collateral or any part thereof or transfers, without a written consent of the Pledgee, the Collateral or any part thereof (save and except the transfer permitted hereunder);

8.1.6 Any loan, guarantee, compensation, undertaking or other debt-repaying liabilities of the Pledgors to others (1) have been required to be repaid or performed ahead of schedule due to default; or (2) have become due but is unable to be repaid or performed on schedule, which causes the Pledgee to believe that the ability of the Pledgors to perform the obligations hereunder has been adversely affected;

8.1.7 The Pledgors are unable to repay other significant debts;

8.1.8 The promulgation of related laws makes this Contract illegal or the Pledgors unable to continue the performance of the obligations hereunder;

8.1.9 Any and all consents, permits, approvals, or authorizations of government departments necessary to make this Contract enforceable or to legitimate or validate this Contract are cancelled or discontinued, or cease to be valid, or undergo material alteration;

8.1.10 The ability of the Pledgors to perform the obligations hereunder are deemed by the Pledgee as having been adversely affected due to any adverse change in the properties owned by the Pledgors;

8.1.11 The successor or managing agent of the Target Company is only able to perform part of or refuses to perform the payment liability under the Service Agreements;

8.1.12 The default caused by the act or omission of the Pledgors in violation of the other provisions hereof; and

8.1.13 Other circumstances under which the Pledgee is unable to exercise and dispose of the Right of Pledge according to the provisions of applicable laws.

8.2 Upon knowing or discovering the occurrence of any matter mentioned in Article 8.1 hereof or any event that may give rise to the above-said matters, the Pledgors shall immediately notify the Pledgee in writing.

8.3 Unless the events of default set forth in Article 8.1 have been successfully resolved to the satisfaction of the Pledgee, the Pledgee may, when or at any time after the Event of Default of Pledgors occurs, give a Notice of Default to the Pledgee in writing, requiring the Pledgors to immediately pay the arrears under all Service Agreements and other payables, or dispose of the Right of Pledge pursuant to the provisions hereof.

9. Exercise of Right of Pledge

9.1 The Pledgors may not, without the written consent of the Pledgee, transfer or dispose of otherwise the Collateral until the Guaranteed Debts under the Service Agreements have been fully repaid.

9.2 When exercising the Right of Pledge, the Pledgee shall send a Notice of Default to the Pledgors.

9.3 Subject to the provisions of paragraph 8.3, the Pledgee may exercise the right to dispose of the Collateral when or at any time after sending a Notice of Default pursuant to Article 8.3.

9.4 The Pledgee shall have the right to dispose of the Collateral hereunder (including but not limited to conversion such Collateral into money through consultation with the Pledgors or auction or sale of the Collateral under law), in whole or in part, according to legal procedures and get repaid in priority until the Guaranteed Debts are fully repaid.

9.5 When the Pledgee disposes of the Collateral according to the provisions hereof, the Pledgors may not pose any obstacle but shall give necessary assistance, so as to cause the Pledgee to realize its Right of Pledge.

10. Transfer

10.1 Without the prior consent of the Pledgee, the Pledgors shall have no right to grant or transfer his/her rights and obligations hereunder.

10.2 This Contract shall be binding on the Pledgors and the successors thereof and shall be effective on the Pledgee and each of its successor and transferee thereof.

10.3 The Pledgee may transfer at any time all or any of its rights and obligations under the Service Agreements to the person (natural/legal person) designated by it, in which case the transferee shall enjoy the rights and assume the obligations enjoyed and assumed by the Pledgee hereunder, as if such person were a party hereto.

10.4 In case of any change of the Pledgee due to such transfer, the new parties to the pledge shall sign and conclude a new pledge contract.

11. Termination

Upon the full repayment of the Guaranteed Debts and that the Target Company ceases to bear any obligation under the Service Agreements, this Pledge Contract will terminate and the Pledgee shall, as soon as practicable and reasonable, cancel or rescind this Contract.

12. Handling charge and other expenses

12.1 All expenses and actual expenditures in connection with this Contract, including but not limited to legal fees, costs of production, stamp taxes, and any other taxes and expenses shall be borne by the Pledgors. If the Pledgee is required to pay related taxes and charges according to the provisions of applicable laws, the Pledgors shall compensate the Pledgee in full for the taxes and charges paid.

12.2 In the event that the Pledgors fail to pay any taxes and charges payable hereunder or for other reasons, which cause the Pledgee to take any approach or method to demand a repayment of such taxes and charges, the Pledgors shall bear all expenses arising therefrom (including but not limited to the taxes and charges, handling charge, management fees, legal cost, attorney’s fee and various premiums, etc. incurred in the disposal of the Right of Pledge).

13. Force Majeure

13.1 If the performance of this Contract is delayed or prevented due to any “force majeure event”, the Party affected by the force majeure is not required to assume any liability hereunder for such delayed or prevented performance. “Force majeure event” means any event beyond the reasonable control of a party that is unavoidable even such party has taken reasonable care, including but not limited to government act, natural force, fire, explosion, geographic change, wind storm, flood, earthquake, tide, lightning or war, provided that, insufficiency of credit, fund or financing may not be deemed as a matter beyond the reasonable control of a party. The Party affected by “force majeure event” and striving to be exempted from the performance of its liabilities hereunder or under any provision hereof shall notify the other Party, as soon as possible, of such exemption from liability and shall inform the other Party of the steps to be taken by it for the performance of this Contract.

13.2 The Party affected by force majeure event is not requried to assume any liability hereunder therefor, provided that the affected Party shall make its reasonable and practicable efforts to perform the Contract; otherwise, the Party seeking for an exemption from liability shall not be entitled to such exemption, and such exemption shall be applicable only to the extent of the delayed or prevented performance. Once the causes for such exemption of liability are corrected and remedied, the Parties agree to make their best efforts to resume the performance of this Contract.

14. Resolution of Dispute

14.1 This Contract shall be governed by and interpreted according to the laws of the People’s Republic of China.

14.2 If any dispute arises between the Parties hereto with respect to the interpretation and performance of the provisions hereunder, the Parties shall resolve such dispute in good faith through consultation. In the event that such consultation fails, any Party may submit the dispute to the China International Economic and Trade Arbitration Commission for arbitration according to its arbitration rules then in force. The arbitration proceedings shall be conducted in Beijing in Chinese. The arbitration award shall be final and binding on the Parties hereto.

15. Notice

The notices given by the Parties hereto for the performance of the rights and obligations hereunder shall be made in writing. The notices shall be deemed as being given on the date of actual delivery, if sent by personal delivery, and on the date of transmission, if by telex or fax. If the date of delivery is not a business day or the delivery is made after business hours, the notices shall be deemed as being given on the following consecutive business day. The place for service shall be the addresses of the Parties written on the first page hereof or the addresses stated in the notice given thereafter at any time in writing. The term “in writing” includes by fax and telex.

16. Amendment to and Rescission and Interpretation of Contract

16.1 This Agreement may be amended, supplemented or rescinded upon the written consents of the Parties and subject to the necessary authorizations and approvals obtained by the Parties respectively (including the consents that the Pledgee must obtain from the board of directors of China Finance Online Co., Ltd. and from the audit committee or other independent agencies that is under the requirements of SOX Act and NASDAQ rules (if applicable)); the annexes, appendixes and any amendment and supplementation hereto and thereto shall constitute an integral part hereof.

16.2 The provisions hereof shall be independent of each other in effect and the invalidity of a certain provision does not influence the effect of the other provisions.

17. Effectiveness and Miscellaneous

17.1 This Contract shall become effective upon:

(1) being signed by all Parties; and

(2) the pledge of Collateral hereunder is recorded by the Pledgors in the register of shareholders of the Target Company.

17.2 This Contract is prepared in Chinese and made in triplicate, with each Party holding one copy.

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IN WITNESS WHEREOF, the Parties hereto have caused their authorized signatories to sign this Contract in Beijing on the date first written above herein.

Pledgor A: Lin Yang (signature)

Pledgor B: Ying Zhu (signature)

Pledgee: Fortune Software (Beijing) Co., Ltd.

(Company seal)

Authorized representative:         (signature)